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Exhibit 3.1

Delaware

The First State

        I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "LECG CORPORATION", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF SEPTEMBER, A.D. 2002, AT 9 O'CLOCK A.M.

        A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

[SEAL]	/s/ HARRIET SMITH WINDSOR Harriet Smith Windsor, Secretary of State
3487476 8100	AUTHENTICATION:	1977717
020566012	DATE:	09-11-02

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 09/11/2002 020566012 – 3487476

CERTIFICATE OF INCORPORATION
OF
LECG CORPORATION

        1.     The name of the corporation is LECG Corporation.

        2.     The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

        3.     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        4.     The corporation is authorized to issue one class of stock to be designated "Common Stock." The total number of shares of Common Stock the corporation shall have authority to issue is One hundred million (100,000,000), par value of $0.001 per share.

        5.     The name and mailing address of the incorporator are as follows:

    Mark J. Casper
    Wilson Sonsini Goodrich & Rosati, a Professional corporation
    650 Page Mill Road
    Palo Alto, California 94304-1050

        6.     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

        7.     The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

        8.     Limitation of Director's Liability and Indemnification of Directors and Officers

            A.    Limitation of Director's Liability. To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

            B.    Indemnification of Directors and Officers. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees, other agents of the corporation and any other persons to which the General Corporation Law of Delaware permits the corporation to provide indemnification.

            C.    Repeal or Modification. Any repeal or modification of this Section 8, by amendment of such section or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent of the corporation existing at the time of, or increase the liability of any such person with respect to any acts or omissions in their capacity as a director, officer, employee, or other agent of the corporation occurring prior to, such repeal or modification.

        I, the undersigned, as the sole incorporator of the corporation, hereby declare and certify that this certificate of incorporation is my act and deed and that the facts stated in this certificate of incorporation are true.

September 10, 2002	/s/ MARK J. CASPER Mark J. Casper, Incorporator

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  Exhibit 3.1
CERTIFICATE OF INCORPORATION OF LECG CORPORATION